Exhibit 5.1

December 12, 2002
GlobeTel Communications Corp.
444 Brickell Avenue, Suite 522
Miami, FL, 33131

Re: GlobeTel Communications Corp.

Ladies and Gentlemen:

We refer to the Registration Statement on Form SB-2 (the "Registration Statement") filed by GlobeTel Communications Corp. (the "Registrant"), a Delaware corporation, with the Securities and Exchange Commission with respect to the offering of up to an aggregate of 60,000,000 shares of the Registrant's common stock, par value $0.00001 per share (the "Shares").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that said 60,000,000 shares have been duly authorized and, upon issuance and payment, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN


By:    /s/ Robinson Markel
    ----------------------------
       A Partner